Exhibit (8)(B)

                         SHAREHOLDER SERVICE AGREEMENT

         This SHAREHOLDER SERVICE AGREEMENT is made as of August 21, 1995, between AMERICA'S UTILITY FUND, INC., a Maryland corporation (the "Fund"), and MENTOR INVESTMENT GROUP, INC., a Virginia corporation (the "Service Agent"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Service Agent shall provide, either by itself or through financial institutions as it may from time to time determine, administrative support services approved by the Board of Directors of the Fund (the "Directors") to the Fund and its shareholders. These administrative services may include, but are not limited to, the following functions: providing office space, equipment, telephone facilities and various personnel, including clerical, supervisory and computer personnel, as necessary or beneficial to establish and maintain shareholder accounts and records; processing purchase and redemption transactions; answering routine shareholder inquiries regarding the Fund; assisting shareholders in changing dividend options, account designations and addresses; and providing such other services as the Fund may reasonably request.

         2. To compensate the Service Agent for the services it provides and the expenses it bears hereunder, the Fund will pay the Service Agent a service fee (the "Service Fee") accrued daily and paid monthly at the annual rate of 0.25 of one percent (0.25%) of the Fund's average daily net assets. The Service Fee paid under this Agreement is intended to qualify as a "service fee" as defined in
Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time.

         3. Quarterly in each year that the Service Agreement remains in effect, the Service Agent shall provide the Fund for review by the Directors, and the Directors shall review, a written report of the amounts expended under the Service Agreement and the purposes for which such expenditures were made.

         4. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if this Agreement is approved at least annually by the Directors, including a majority of the Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of this Agreement (the "Disinterested Directors").

         5. Notwithstanding paragraph 4, this Agreement may be terminated as follows:

                  (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Directors or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Investment Company Act of 1940 on not more




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         than sixty (60) days' written notice to the parties to this Agreement;

                  (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

                  (c) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

         6. This Agreement may be amended by the Fund from time to time by the following procedure. The Fund will mail a copy of the amendment to the Service Agent at 901 East Byrd Street, Richmond, Virginia 23219. If the Service Agent does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Service Agent's objection must be in writing and be received by the Fund within such thirty days.

         7. This Agreement shall be construed in accordance with the Laws of the Commonwealth of Virginia.


         IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Service Agreement to be executed by their officers thereunto duly authorized.

                                           AMERICA'S UTILITY FUND, INC.

                                           By: /s/ Linwood R. Robertson
                                              --------------------------------
                                                Title:  President


                                           MENTOR INVESTMENT GROUP, INC.

                                           By: /s/ Paul F. Costello
                                              --------------------------------
                                                Title:  Managing Director

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